Exhibit 99.1

UNITIL ELECTS TWO NEW MEMBERS OF THE BOARD OF DIRECTORS

HAMPTON, NH – DECEMBER 13, 2012 — Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that the Board of Directors has elected Lisa Crutchfield and David A. Whiteley to the Board. The addition of the two new directors is part of the Board’s normal succession planning process in anticipation of upcoming retirements from the Board by directors reaching the mandatory retirement age of 72. Both Ms. Crutchfield and Mr. Whiteley will stand for election to the Board by the shareholders of the Company at the next annual meeting of shareholders, which will be held in April 2013.

Ms. Crutchfield served as executive vice president of regulation and pricing for National Grid USA (“National Grid”) (an international electric and gas company) in Waltham, Massachusetts, from 2008 to 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as vice chairman of the Pennsylvania Public Utilities Commission from 1993 until 1997. Ms. Crutchfield recently served as an advisor to the U.S. Department of Energy Electricity Committee from 2010 to 2012, and was a member of the board of trustees for the University of Pennsylvania from 2005 to 2008 and the University of North Carolina at Charlotte from 2000 to 2003. Ms. Crutchfield earned a Bachelor of Arts degree in Economics and Political Science from Yale University in 1985, and an MBA in Finance from Harvard Graduate School of Business in 1990.

Mr. Whiteley has been the owner of a private consulting firm, Whiteley BPS Planning Ventures LLC, specializing utility planning, operations, and management, since 2009. He has also served as the executive director of the Eastern Interconnection Planning Collaborative since 2011. Mr. Whiteley served as an executive vice-president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president - energy delivery services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri, from 2005 to 2007 and as senior vice president - energy delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. A native of St. Louis, Mr. Whiteley earned a Bachelor of Science degree in Electrical Engineering from the Rose-Hulman Institute of Technology in 1978 and a Master of Science degree in Electrical Engineering from the University of Missouri-Rolla in 1985. Mr. Whiteley was granted a Professional Degree in Engineering from the Electrical Engineering Department of the University of Missouri-Rolla in 2004. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

“We are delighted to have David Whiteley and Lisa Crutchfield join the Unitil Board,” said Robert G. Schoenberger, Unitil’s Chairman, Chief Executive Office and President. “Dave brings extensive experience in utility planning, operations and engineering and construction, and Lisa’s career has covered almost all aspects of utility operations. We look forward to having their expertise help inform our strategy for moving Unitil forward for the benefit of all our stakeholders.”

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About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 101,400 electric customers and 71,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6499	Phone: 603-773-6404
Email: chong@unitil.com	Email: omeara@unitil.com